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                                                                     EXHIBIT 2.1



                                                                  EXECUTION COPY








                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                            MONTAUP ELECTRIC COMPANY

                                       AND

                           GREAT BAY POWER CORPORATION










                            DATED AS OF JUNE 24, 1998




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                                TABLE OF CONTENTS


ARTICLE I   DEFINITIONS......................................................  1

         1.1.  Definitions...................................................  1

ARTICLE II  PURCHASE AND SALE................................................  8

         2.1.  The Sale......................................................  8
         2.2.  Excluded Assets...............................................  8
         2.3.  Assumed Liabilities...........................................  8
         2.4.  Excluded Liabilities..........................................  8

ARTICLE III  PURCHASE PRICE..................................................  8

         3.1.  Purchase Price................................................  8
         3.2.  Purchase Price Adjustment.....................................  8
         3.3.  Allocation of Purchase Price.................................. 10
         3.4.  Proration..................................................... 10

ARTICLE IV  THE CLOSING...................................................... 11

         4.1.  Time and Place of Closing..................................... 11
         4.2.  Payment of Purchase Price..................................... 11
         4.3.  Deliveries by Seller.......................................... 11
         4.4.  Deliveries by the Buyer....................................... 12

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE SELLER...................... 13

         5.1.  Organization; Qualification................................... 13
         5.2.  Authority Relative to this Agreement.......................... 13
         5.3.  Consents and Approvals; No Violation.......................... 13
         5.4.  Undisclosed Liabilities....................................... 14
         5.5.  Absence of Certain Changes or Events.......................... 14
         5.6.  Title and Related Matters..................................... 15
         5.7.  Insurance..................................................... 15
         5.8.  Environmental Matters......................................... 15
         5.9.  Real Estate................................................... 16
         5.10. Condemnation.................................................. 16
         5.11. Certain Contracts and Arrangements............................ 16
         5.12. Legal Proceedings, etc........................................ 17
         5.13. Permits....................................................... 17



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         5.14. Regulation as a Utility....................................... 17
         5.15. Taxes......................................................... 17

ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF THE BUYER...................... 18

         6.1.  Organization.................................................. 18
         6.2.  Authority Relative to this Agreement.......................... 18
         6.3.  Consents and Approvals; No Violation.......................... 18
         6.4.  Regulation as a Utility....................................... 19
         6.5.  Availability of Funds......................................... 19

ARTICLE VII  COVENANTS OF THE PARTIES........................................ 19

         7.1.  Conduct of Business of the Company............................ 19
         7.2.  Access to Information......................................... 20
         7.3.  Expenses...................................................... 21
         7.4.  Further Assurances............................................ 21
         7.5.  Public Statements............................................. 22
         7.6.  Consents and Approvals........................................ 22
         7.7.  Fees and Commissions.......................................... 23
         7.8.  Tax Matters................................................... 23
         7.9.  Supplements to Schedules...................................... 24
         7.10. Risk of Loss.................................................. 24

ARTICLE VIII  PURCHASED ASSETS CLOSING CONDITIONS............................ 25

         8.1. Conditions to Each Party's Obligations
                  to Effect the Purchase Transactions........................ 25
         8.2. Conditions to Obligations of the Buyer......................... 26
         8.3. Conditions to Obligations of the Seller........................ 28

ARTICLE IX   INDEMNIFICATION................................................. 30

         9.1.  Indemnification............................................... 30
         9.2.  Defense of Claims............................................. 31

ARTICLE X   TERMINATION AND ABANDONMENT...................................... 33

         10.1.  Termination.................................................. 33
         10.2.  Procedure and Effect of Termination.......................... 34




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ARTICLE XI  MISCELLANEOUS PROVISIONS......................................... 34

         11.1.  Amendment and Modification................................... 34
         11.2.  Waiver of Compliance; Consents............................... 34
         11.3.  No Survival.................................................. 34
         11.4.  Notices...................................................... 35
         11.5.  Assignment................................................... 36
         11.6.  Governing Law................................................ 36
         11.7.  Counterparts................................................. 36
         11.8.  Interpretation............................................... 36
         11.9.  Schedules and Exhibits....................................... 36
         11.10. Entire Agreement............................................. 36
         11.11. Bulk Sales or Transfer Laws.................................. 37











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                            ASSET PURCHASE AGREEMENT


                  ASSET PURCHASE AGREEMENT, dated as of June 24, 1998, by and between MONTAUP ELECTRIC COMPANY, a Massachusetts corporation (the "SELLER") and GREAT BAY POWER CORPORATION, a New Hampshire corporation (the "BUYER").

                  WHEREAS, the Buyer desires to purchase, and the Seller desires to sell, the Purchased Assets upon the terms and conditions hereinafter set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  I.1. DEFINITIONS. (a) As used in this Agreement, the following terms have the meanings specified in this Section 1.1(a).

                  (1) "AFFILIATE" has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                  (2) "ANCILLARY AGREEMENTS" means the Wholesale Standard Offer Service Agreement and the Decommissioning Funding Agreement.

                  (3) "ASSIGNMENT" means the Assignment, substantially in the form of Exhibit A hereto, relating to the assignment by the Seller of its right, title and interest in, to and under the Project Documents.

                  (4) "BILL OF SALE" means the Bill of Sale to be delivered at the Closing with respect to those Purchased Assets which constitute personal property and which are to be transferred at such Closing, substantially in the form of Exhibit B hereto.

                  (5) "BUSINESS DAY" shall mean any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in Boston, Massachusetts are authorized by law or other governmental action to close.

                  (6) "BUYER REPRESENTATIVES" means the Buyer's accountants, counsel, environmental consultants, financial advisors and other authorized representatives.

                  (7) "CAPITAL EXPENDITURES AMOUNT" means the aggregate amount, if any, of






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all funds actually provided by the Seller with respect to capital expenditures at Seabrook Station under the Project Documents during the period beginning on the date hereof and ending on the Closing Date.

                  (8) "CERCLA" means the Federal Comprehensive Environmental Response, Compensation and Liability Act.

                  (9) "CODE" means the Internal Revenue Code of 1986, as amended.

                  (10) "CONFIDENTIALITY AGREEMENT" means the Confidentiality Agreement among the Seller, Blackstone Valley Electric Company, Newport Electric Corporation, EUA and the Buyer.

                  (11) "DECOMMISSIONING" means all actions taken to render a nuclear power plant permanently inactive, inoperable and free of radioactive materials, including, without limitation, the entombment, decontamination, dismantlement, removal and disposal of structures, systems, and components of a nuclear power plant in order to permanently cease the nuclear generation of electric energy, post-shutdown actions, all site restoration actions (including, but not limited to, all actions necessary to bring the plant site to "greenfield" or "brownfield" status), and any other item included in a study accepted and approved by regulatory authorities of competent jurisdiction as a basis for the termination of operations, preparation for decommissioning, such as engineering and other planning activities, and all associated activities to be performed after the actual dismantlement occurs, such as physical security and radiation monitoring, activities associated with spent fuel storage, disposal, transfer, transportation and removal and low level waste storage as well as future obligations with respect to decontamination and decommissioning of uranium enrichment facilities and the preparation of studies and supporting documentation required by regulatory authorities of competent jurisdiction.

         The foregoing specification is not intended to form a basis for excluding any action or cost legitimately part of post shutdown, decommissioning, and site restoration because of the failure to separately identify or to fall within a category specifically identified.

                  (12) "DECOMMISSIONING FUNDING AGREEMENT" means the Nuclear Decommissioning Fund Assignment and Assumption Agreement between the Buyer and the Seller, substantially in the form of Exhibit C hereto.

                  (13) "DECOMMISSIONING OBLIGATION" means all obligations of the Seller, including obligations for advanced funding and payment of costs in connection with the Decommissioning of Seabrook Station, required pursuant to federal and New Hampshire law.

                  (14) "DECOMMISSIONING TRUST FUND" means the fund established pursuant to New Hampshire Rev. Stat. Ann. Ch. 162-F, and any alternative or additional fund established



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for the purpose of funding the Decommissioning of Seabrook Station.

                  (15) "ENCUMBRANCES" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, easements, deed restrictions, encumbrances and charges of any kind.

                  (16) "ENVIRONMENTAL LAWS" means all federal, state and local laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders relating to pollution or protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Hazardous Substances (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances.

                  (17) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  (18) "ESTIMATED ADJUSTMENT AMOUNT" means the Seller's good faith reasonable estimate of an Adjustment Amount for the Closing, which estimate shall be provided to the Buyer no later than two (2) Business Days before the Closing.

                  (19) "EUA" means Eastern Utilities Associates. The name "Eastern Utilities Associates" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an Agreement and Declaration of Trust dated April 2, 1928, as amended, which is hereby referred to, and a copy of which, as amended, has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation, or liability made, entered into, or incurred by or on behalf of Eastern Utilities Associates binds only its trust estate, and no shareholder, director, trustee, officer, or agent thereof assumes or shall be held to any liability therefor.

                  (20) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

                  (21) "FEDERAL POWER ACT" means the Federal Power Act of 1935, as amended.

                  (22) "FERC" means the Federal Energy Regulatory Commission.

                  (23) "FIRPTA AFFIDAVIT" means the Foreign Investment in Real Property Tax Act Certification and Affidavit substantially in the form of Exhibit D hereto.

                  (24) "HAZARDOUS SUBSTANCES" means (a) any petrochemical or petroleum


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products, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "restricted hazardous materials", "extremely hazardous substances", "toxic substances", "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

                  (25) "HOLDING COMPANY ACT" means the Public Utility Holding Company Act of 1935, as amended.

                  (26) "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  (27) "INCOME TAX" means any federal, state, local or foreign Tax (a) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.

                  (28) "INDENTURE" means the Brockton Edison Company Indenture of First Mortgage and Deed of Trust dated as of September 1, 1948, as supplemented and modified.

                  (29) "INDEPENDENT ACCOUNTING FIRM" means such independent accounting firm of national reputation mutually appointed by the Seller and the Buyer.

                  (30) "INSTRUMENT OF ASSUMPTION" means the Instrument of Assumption substantially in the form of Exhibit E hereto, relating to the assumption by the Buyer of the liabilities and obligations of the Seller described therein.

                  (31) "MATERIAL ADVERSE EFFECT" means any change in or effect on the Purchased Assets after the date of this Agreement that is materially adverse to the business, assets, operations or condition (financial or otherwise) of the Purchased Assets, taken as a whole, and if applicable, the operation or business of the Purchased Assets, taken as a whole, other than, in all cases, (i) any change or effect resulting from changes in the international, national, regional or local wholesale or retail markets for electric power, (ii) any change or effect resulting from changes in the international, national, regional or local markets for any fuel used at the Purchased Assets, (iii) any change or effect resulting from changes in the North American, national, regional or local electric transmission systems, except for changes in or directly affecting the transmission of power (but not the cost of such transmission) from



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the Purchased Assets to the applicable NEPOOL Pool Transmission Facilities, and
(iv) any materially adverse change in or effect on the Purchased Assets which is cured (including by the payment of money) by the Seller before the Termination Date.

                  (32) "MDTE" means the Massachusetts Department of Telecommunications and Energy.

                  (33) "NHPUC" means the New Hampshire Public Utility
Commission.

                  (34) "PERMITTED ENCUMBRANCES" means, where applicable, (i) those Encumbrances set forth in Schedule 1.1(a)(34); (ii) those exceptions to the Seller's title to the Real Estate listed in Schedule 5.6; (iii) all exceptions, restrictions, and other Encumbrances which are set forth in any NRC license relating to the Seabrook Station (iv) with respect to any date before the Closing Date, Encumbrances created by the Indenture or any indebtedness of the Seller which must be discharged on or before the Closing Date; (v) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (vi) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller or the validity of which are being contested in good faith by appropriate proceedings; (vii) zoning, entitlement, conservation restriction, order of conditions and other land use and environmental regulations by governmental authorities; and (viii) such other liens, imperfections in or failure of title, charges, easements, restrictions and encumbrances which do not materially detract from the value of the Purchased Assets as currently used or materially interfere with the present use of the Purchased Assets and do not, in the aggregate, have a Material Adverse Effect.

                  (35) "PERSON" means any individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization and a governmental entity or any department or agency thereof.

                  (36) "PROJECT DOCUMENTS" means (i) the Agreement for Seabrook Project Disbursement Agent dated as of May 23, 1984, (ii) the Seabrook Project Managing Agent Agreement, dated as of June 29, 1992, as amended, (iii) the Transmission Support Agreement dated as of May 31, 1973, as amended, (iv) the Agreement for Joint Ownership, Construction and Operation of New Hampshire Nuclear Units, dated as of May 1, 1973, as amended, and (v) any other agreements among the owners in common of Seabrook Station with respect to the ownership or operation of Seabrook Station to which the Seller is a party.

                  (37) "PURCHASED ASSETS" means the assets set forth on Schedule 1.1(a)(37) hereto.

                  (38) "RELEASE" means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.



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                  (39) "RETAIL COMPANIES" means, as applicable, each, any or all of Blackstone Valley Electric Company, Eastern Edison Company and Newport Electric Corporation.

                  (40) "SEC" means the Securities and Exchange Commission.

                  (41) "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  (42) "SELLER'S AGREEMENTS" means those agreements listed on
Schedule 5.11(a).

                  (43) "SETTLEMENT AGREEMENTS" means any agreement or agreements that have been approved by the MDTE in Docket No. 96-24, RIPUC in Docket Nos. 2514 and 2592 and by the FERC in Docket Nos. ER97-2800-000, ER97-3127-000,
ER97-2338-000 and ER97-3200-000, together with all conditions, terms or modifications imposed by those agencies.

                  (44) "STANDARD OFFER SERVICE" means the electric service, if any, required to be provided by one or more of the Retail Companies to its retail customers who do not elect to purchase electricity from an alternative supplier in the market.

                  (45) "SUBSIDIARY" when used in reference to any other Person means any entity of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions of such entity are owned directly or indirectly by such other Person.

                  (46) "TAXES" means all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state or local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

                  (47) "TAX RETURN" means any return, report, information return or other document (including any related or supporting information) required to be supplied to any authority with respect to Taxes.

                  (48) "TRANSFERABLE PERMITS" means those Permits and Environmental Permits set forth in Schedule 1.1(a)(48).



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                  (49) "WHOLESALE STANDARD OFFER SERVICE AGREEMENT" means the
Wholesale Standard Offer Service Agreement among the Buyer and the Retail Companies, substantially in the form of Exhibit F hereto, relating to Standard Offer Service.

                  (b) Each of the following terms has the meaning specified in the Section set forth opposite such term:

         Term                                         Section
         ----                                         -------

         Adjustment Amount                            Schedule 3.2
         Adjustment Assets                            3.2(a)
         Adjustment Statement                         3.2(a)
         Assumed Liabilities                          2.3
         Buyer                                        Recitals
         Buyer Required Regulatory Approvals          Schedule 6.3(b)
         Closing                                      4.1
         Closing Conditions                           4.1
         Closing Date                                 4.1
         Direct Claim                                 9.2(c)
         Environmental Permits                        5.09(a)
         Excluded Assets                              2.2
         Excluded Liabilities                         2.4
         Final Order                                  8.1(c)
         Indemnifiable Loss                           9.1(a)
         Indemnifying Party                           9.1(d)
         Indemnitee                                   9.1(c)
         Independent Appraiser                        3.3(a)
         Inventory Adjustment Amount                  Schedule 3.2
         NRC                                          Schedule 5.3(b)
           Permits                                    5.16
         Purchase Price                               3.1
         Real Estate                                  5.9
         Seabrook Station                             Schedule 1.1(a)(37)
         Seller                                       Recitals
         Seller Pre-Closing Liabilities               Schedule 3.2
         Seller Required Regulatory                   5.3
           Approvals
         Termination Date                             10.1(b)
         Third Party Claim                            9.2(a)


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                                   ARTICLE II

                                PURCHASE AND SALE

                  II.1. THE SALE. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing the Seller will sell, assign, convey, transfer and deliver to the Buyer, and the Buyer will purchase and acquire from the Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the Seller's right, title and interest in, to and under the Purchased Assets.

                  II.2. EXCLUDED ASSETS. Notwithstanding any provision herein to the contrary, the Purchased Assets shall not include the rights and assets, if any, described or referred to in Schedule 2.2 (herein referred to as the "EXCLUDED ASSETS").

                  II.3. ASSUMED LIABILITIES. On the Closing Date, the Buyer shall assume and agree to discharge, pursuant to the Instrument of Assumption, and to the fullest extent permitted by law, all of the liabilities and obligations of the Seller described or referred to in Schedule 2.3. All of such liabilities and obligations to be assumed by the Buyer under this Section 2.3 (excluding any Excluded Liabilities) are referred to herein as the "ASSUMED LIABILITIES." It is understood and agreed that nothing in this Section 2.3 shall constitute a waiver or release of any claims arising out of the contractual relationships between the Seller and the Buyer.

                  II.4. EXCLUDED LIABILITIES. The Buyer shall not assume or be obligated to pay, perform or otherwise discharge the Seller's liabilities and obligations set forth on Schedule 2.4. All such liabilities and obligations not being assumed pursuant to this Section 2.4 are herein called the "EXCLUDED LIABILITIES", and the Seller shall continue to be fully liable for all such Excluded Liabilities, whether arising under the Project Documents or otherwise.


                                   ARTICLE III

                                 PURCHASE PRICE

                  III.1. PURCHASE PRICE. The purchase price for the Purchased Assets shall be the sum of (i) $3,200,000 and (ii) the Adjustment Amount (the "PURCHASE PRICE").

                  III.2. PURCHASE PRICE ADJUSTMENT. (a) Within ninety (90) days after the Closing, the Seller shall prepare and deliver to the Buyer a statement (the "ADJUSTMENT STATEMENT") with respect to any adjustment to the Purchase Price in respect of the Purchased



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

Assets and other items set forth on Schedule 3.2 (the "ADJUSTMENT ASSETS") and the amounts to be prorated between the Seller and the Buyer in accordance with
Section 3.4. The Adjustment Statement shall be prepared using the same generally accepted accounting principles, policies and methods as the Seller has historically used in connection with the calculation of the value of the Adjustment Assets and such prorated amounts reflected on such Adjustment Statement. The Buyer agrees to cooperate with the Seller in connection with the preparation of the Adjustment Statement and related information, and shall provide to the Seller such books, records and information as may be reasonably requested from time to time.

                  (b) The Buyer may dispute all or a part of the Adjustment Amount which exceeds, in the aggregate, 1% of the amount set forth in clause (i) of Section 3.1 and such prorated amounts; PROVIDED, HOWEVER, that the Buyer shall notify the Seller in writing of the disputed amount, and the basis of such dispute, within thirty (30) days of the Buyer's receipt of the Adjustment Statement. In the event of a dispute with respect to any part of the Adjustment Amount and such prorated amounts, the Buyer and the Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If the Buyer and the Seller are unable to reach a resolution of such differences within thirty
(30) days of receipt of the Buyer's written notice of dispute to the Seller, the Buyer and the Seller shall submit the amounts remaining in dispute for determination and resolution to the Independent Accounting Firm, which shall be instructed to determine and report to the parties, within thirty (30) days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Buyer and the Seller so that the Buyer's share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by the Buyer to the Independent Accounting Firm that is unsuccessfully disputed by the Buyer (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by the Buyer to the Independent Accounting Firm.

                  (c) Within thirty (30) days after the Buyer's receipt of the Adjustment Statement the Buyer shall pay all undisputed amounts or if there is a dispute with respect to any amount on such Adjustment Statement within five (5) Business Days after the final determination of any amounts on the Adjustment Statement, the Buyer shall pay to the Seller an amount equal to the disputed Adjustment Amount or such prorated amounts, as the case may be, as finally determined to be payable with respect to the Adjustment Statement. All Adjustment Statement payments shall be less the Estimated Adjustment Amount; PROVIDED, HOWEVER, that if such amount shall be less than zero then the Seller will pay to the Buyer the amount by which such amount is less than zero. Any amount paid under this Section 3.2(c) shall be paid with interest for the period commencing on the Closing Date through the date of payment, calculated at the prime rate of BankBoston in effect on the Closing Date, and in cash by federal or other wire transfer of immediately available funds.




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

                  III.3. ALLOCATION OF PURCHASE PRICE. The Buyer and the Seller shall use their good faith efforts to agree to allocate the Purchase Price to the Purchased Assets within forty-five (45) days of the date of this Agreement. The Buyer and the Seller may jointly agree to obtain the services of an independent engineer or appraiser (the "INDEPENDENT APPRAISER") to assist the parties in determining the fair value of the Purchased Assets for purposes of such allocation. If such an appraisal is made, both the Buyer and the Seller agree to accept the Independent Appraiser's determination of the fair value of the Purchased Assets. The parties shall jointly select the Independent Appraiser. The cost of the appraisal shall be borne equally by the Buyer and the Seller. Each of the Buyer and the Seller agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with such agreed allocation. Each of the Buyer and the Seller shall report the transactions contemplated by the Agreement for federal Income Tax and all other tax purposes in a manner consistent with the allocation determined pursuant to this Section 3.3. Each of the Buyer and the Seller agrees to provide the other promptly with any other information required to complete Form 8594. Each of the Buyer and the Seller shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

                  III.4. PRORATION. (a) The Buyer and the Seller agree that the items listed on Schedule 3.4 relating to the Purchased Assets will be prorated as of the Closing Date, with the Seller liable to the extent such items relate to any time period through the Closing Date, and the Buyer liable to the extent such items relate to periods subsequent to the Closing Date.

                  (b) Notwithstanding the preceding Section 3.4(a), if Buyer seeks, after the Closing Date, an abatement of real estate taxes with respect to the Purchased Assets, for any period prior to and through the Closing Date, it will offer to the Seller the opportunity to participate in the abatement proceeding, by written notice to the Seller, to which the Seller must respond by written notice delivered to Buyer within ten (10) days of the date of the Seller's notice, indicating whether the Seller wishes to participate in and pay its proportionate share of such abatement proceeding. The Seller will be entitled to a proration of abated taxes, if any, only if it has elected in such written response to participate in and fund such abatement proceeding and subject to the continuing requirement that the Seller promptly fund all expenses of such abatement proceeding as they are incurred, in proportion to the proration between the parties. Real estate tax abatement proceedings with respect to the Purchased Assets that are not subject to proration and that are pending at the Closing Date will be assigned by the Seller to the Buyer, unless the Seller elects, by written notice to the Buyer at or prior to the Closing Date, to retain all of the Seller's rights to such abatements, in which event all costs and responsibilities associated with such abatement proceedings will be borne exclusively by the Seller.

                  In connection with any proration under this Section 3.4, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual figures for the preceding year (or appropriate period) for which such figures are available and such amounts shall be reprorated upon request of either the Seller, on the one hand, or the Buyer, on the other hand, made within sixty (60) days of the date that the actual amounts become available. The Seller and the Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.4.

                                   ARTICLE IV

                                   THE CLOSING

                  IV.1. TIME AND PLACE OF CLOSING. Upon the terms and subject to the satisfaction of the conditions contained in Article VIII of this Agreement (the "CLOSING CONDITIONS"), the closing of the sale of the Purchased Assets contemplated by this Agreement (the "CLOSING") will take place at the offices of McDermott, Will & Emery, 75 State Street, Suite 1700, Boston, MA 02109-1807 at 10:00 A.M. (local time) on such date as the parties may agree, which date is as soon as practicable, but no later than fifteen (15) Business Days, following the date on which all of the Closing Conditions have been satisfied or waived; or at such other place or time as the parties may agree. The date and time at which the Closing actually occurs is hereinafter referred to as the "CLOSING DATE."

                  IV.2. PAYMENT OF PURCHASE PRICE. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Purchased Assets, the Buyer will pay or cause to be paid to the Seller the Purchase Price.

                  IV.3. DELIVERIES BY SELLER. At the Closing, the Seller will deliver to the Buyer the following items:

                        (a) The Bill of Sale for the personal property included
                  in the Purchased Assets and the Assignment, each duly executed by the Seller;

                        (b) All consents, waivers or approvals obtained by the
                  Seller with respect to the Purchased Assets or the consummation of the transactions connected to the sale of the Purchased Assets, as the case may be, contemplated by this Agreement, to the extent specifically required hereunder;

                        (c) Each Ancillary Agreement associated with the sale
                  of the Purchased Assets, duly executed by the Seller;

                        (d) An opinion of counsel and certificate (as
                  contemplated by Section 8.2) with respect to the Purchased Assets;

                        (e) One or more deeds for conveyance of the Real Estate
                  constituting part of the Purchased Assets (substantially as set forth in Schedule 5.9 hereto) to the Buyer, duly executed and acknowledged by the Seller and in recordable form;

                        (f) A FIRPTA Affidavit executed by the Seller;

                        (g) The amount to be deposited by the Seller under
                  Section 2.1 of the Decommissioning Funding Agreement;

                        (h) All such other instruments of assignment or
                  conveyance as shall, in the reasonable opinion of the Buyer and its counsel, be necessary to transfer to the Buyer the Purchased Assets in accordance with this Agreement and, where necessary or desirable, in recordable form; and

                        (i) Such other agreements, documents, instruments and
                  writings as are required to be delivered by the Seller at or prior to the Closing Date pursuant to this Agreement or otherwise required in connection herewith.

                  IV.4. DELIVERIES BY THE BUYER. At the Closing, the Buyer will deliver to the Seller the following items:

                        (a) The sum of (i) $3,200,000 and (ii) the Estimated
                  Adjustment Amount by wire transfer of immediately available funds or such other means as are agreed upon by the Seller and the Buyer;

                        (b) Each Ancillary Agreement associated with the sale of
                  the Purchased Assets, duly executed by the Buyer;

                        (c) An opinion of counsel and certificate (as
                  contemplated by Section 8.3) with respect to the Purchased Assets;

                        (d) The Bill of Sale and the Instrument of Assumption,
                  each duly executed by the Buyer;

                        (e) All such other instruments of assumption as shall,
                  in the reasonable opinion of the Sellers and its counsel, be necessary for the Buyer to assume the Assumed Liabilities in accordance with this Agreement; and

                        (f) Such other agreements, documents, instruments and
                  writings as are required to be delivered by the Buyer at or prior to the Closing Date pursuant to this Agreement, in connection with the conveyance of any of the Real Estate or otherwise required in connection herewith.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

                  The Seller represents and warrants to the Buyer as follows:

                  V.1. ORGANIZATION; QUALIFICATION. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted and is duly qualified or licensed to do business as foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in each case in those jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

                  V.2. AUTHORITY RELATIVE TO THIS AGREEMENT. The Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller, and assuming that this Agreement constitutes a valid and binding agreement of the Buyer, subject to the receipt of the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

                  V.3. CONSENTS AND APPROVALS; NO VIOLATION. (a) Except for such notices or approvals set forth on Schedule 5.3(a), and other than obtaining the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals, neither the execution and delivery of this Agreement by the Seller nor the sale by the Seller of the Purchased Assets pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other similar governing documents) of the Seller, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except
(x) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect or (y) for those requirements which become applicable to the Seller as a result of the specific regulatory status of the Buyer (or any of its Affiliates) or as a result of any other facts that specifically relate to the business or activities in which the Buyer (or any of its Affiliates) is or proposes to be engaged; (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller is a party or by which the Seller, or any of the Purchased Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller, or any of its assets, which violation would have a Material Adverse Effect.

                  (b) Except for such notices or approvals set forth on Schedule 5.3(b) (the "SELLER REQUIRED REGULATORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by the Seller of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, will not, in the aggregate, have a Material Adverse Effect.

                  V.4. UNDISCLOSED LIABILITIES. Except as set forth in Schedule 5.4, to the best of its knowledge, the Seller has no liability or obligation relating to its ownership of the Purchased Assets, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due), except those which were incurred in the ordinary course of business and which in the aggregate are not material to such Purchased Assets.

                  V.5. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except (i) as set forth in Schedule 5.5, or in the reports, schedules, registration statements and definitive proxy statements filed by the Seller with the SEC and (ii) as otherwise contemplated by this Agreement, since December 31, 1997 there has not been: (a) any Material Adverse Effect; (b) any damage, destruction or casualty loss, whether covered by insurance or not, which had a Material Adverse Effect;
(c) any entry into any agreement, commitment or transaction (including, without limitation, any borrowing, capital expenditure or capital financing) by the Seller, which is material to its ownership of the Purchased Assets, except agreements, commitments or transactions in the ordinary course of business or as contemplated herein; or (d) any change by the Seller, with respect to the Purchased Assets, in accounting methods, principles or practices except as required or permitted by generally accepted accounting principles.

                  V.6. TITLE AND RELATED MATTERS. Except as set forth in
Schedule 5.6 and except for Permitted Encumbrances, the Seller has title as specified in the form of Deed set forth in Schedule 5.9 free and clear of all Encumbrances created by it. Except as set forth in Schedule 5.6 and except for Permitted Encumbrances, the Seller has good and valid title to the other Purchased Assets which it purports to own (other than those which have been disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances.

                  V.7. INSURANCE. All material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by the Seller and relating to the Purchased Assets are listed on Schedule 5.7, and, except as set forth on Schedule 5.7, are in full force and effect, all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retroactive premiums which may be payable with respect to comprehensive general liability and workmen's compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 5.7, as of the date of this Agreement, the Seller has not been refused any insurance with respect to such Purchased Assets nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last twelve (12) months.

                  V.8. ENVIRONMENTAL MATTERS. Except as disclosed in Schedule
5.8 or in any public filing by the Seller pursuant to the Securities Act or the Exchange Act or with any federal, state or local governmental authority having jurisdiction in the matter:

                  (a) The Seller holds, and is in substantial compliance with, all material permits, licenses and governmental authorizations ("ENVIRONMENTAL PERMITS") required for the Seller to own the Purchased Assets under applicable Environmental Laws, and the Seller is otherwise in compliance with applicable Environmental Laws with respect to its ownership of the Purchased Assets except for such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, which, in the aggregate, are not reasonably likely to have a Material Adverse Effect;

                  (b) The Seller has not received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar State law with respect to the Seabrook Station which has not be resolved or otherwise remedied, except for such liability under such laws as would not be reasonably likely to have a Material Adverse Effect; and

                  (c) The Seller has not entered into or agreed to any consent decree or order, and is not subject to any judgment, decree, or judicial order relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law relating to the Seabrook Station which has not been resolved or otherwise remedied, except for such consent decree or order, judgment, decree or judicial order that would not be reasonably likely to have a Material Adverse Effect.

                  (d) To the best of the Seller's knowledge, Seabrook Station is operated in substantial compliance with all, and no condition with respect to Seabrook Station violates any, Environmental Laws or judgments, decrees, and judicial orders relating to compliance with any Environmental Law.

The representations and warranties made in this Section 5.8 are the exclusive representations and warranties relating to environmental matters.

                  V.9. REAL ESTATE. Schedule 5.9 contains a description of any real property owned by the Seller and included in the Purchased Assets (the "REAL ESTATE"). Schedule 5.9 also describes any indebtedness secured by a mortgage or other Encumbrance on the Real Estate.

                  V.10. CONDEMNATION. Except as set forth in Schedule 5.10, neither the whole nor any part of the Real Estate or any other real property or rights leased, used or occupied by the Seller in connection with the ownership of the Purchased Assets is subject to any pending suit for condemnation or other taking by any public authority, and, to the knowledge of the Seller, no such condemnation or other taking has been threatened.

                  V.11. CERTAIN CONTRACTS AND ARRANGEMENTS. (a) Except (i) as listed in Schedule 5.11(a) or any other Schedule to this Agreement, (ii) for the Project Documents, (iii) for contracts, agreements, personal property leases, commitments, understandings or instruments which will expire prior to the Closing Date and (iv) for agreements with suppliers entered into in the ordinary course of business, the Seller is not a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which is material to its ownership of the Purchased Assets.

                  (b) Except as disclosed in Schedule 5.11(b), each material Seller's Agreement and each of the Project Documents (i) constitutes a valid and binding obligation of the Seller and, to the best knowledge of the Seller, constitutes a valid and binding obligation of the other parties thereto, (ii) is in full force and effect, and (iii) may be transferred to the Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder.

                  (c) Except as set forth in Schedule 5.11(c), there is not, under the Seller's Agreements or the Project Documents, any default or event which, with notice or lapse of time or both, would constitute a default on the part of the Seller, except, such events of default and other events as to which requisite waivers or consents have been obtained or which would not, in the aggregate, have a Material Adverse Effect.

                  V.12. LEGAL PROCEEDINGS, ETC. Except as set forth in Schedule 5.12, there are no claims, actions, proceedings or investigations pending or, to the Seller's knowledge, threatened against or relating to the Seller before any court, governmental or regulatory authority or body acting in an adjudicative capacity, which, if adversely determined, would have a Material Adverse Effect. Except as set forth in Schedule 5.12, the Seller is not subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, governmental or regulatory authority which has a Material Adverse Effect.

                  V.13. PERMITS. The Seller has all material permits, licenses, franchises and other governmental authorizations, consents and approvals, other than with respect to Environmental Laws (collectively, "PERMITS") necessary for its ownership of such Purchased Assets, except where the failure to have such Permits would not have a Material Adverse Effect. Except as set forth in
Schedule 5.13(a), the Seller has not received any written notification that it is in violation of any of such Permits, or any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority applicable to it, except for notifications of violations which would not, in the aggregate, have a Material Adverse Effect. The Seller is in compliance with all Permits, laws, statutes, orders, rules, regulations, ordinances, or judgments of any governmental or regulatory body or authority applicable to it, except for violations which, in the aggregate, do not have a Material Adverse Effect.

                  (a) Schedule 5.13(b) sets forth all material Permits and Environmental Permits other than Transferable Permits.

                  V.14. REGULATION AS A UTILITY. The Seller is a public utility company within the meaning of the Holding Company Act. Except as set forth on
Schedule 5.14, the Seller is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any state of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

                  V.15. TAXES. (i) All Tax Returns required to be filed by the Seller in respect of the Purchased Assets other than those Tax Returns the failure of which to file would not have a Material Adverse Effect have been filed, and (ii) all material Taxes shown to be due on such Tax Returns have been paid in full. Except as set forth in Schedule 5.15, no notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of the Seller in respect of the Purchased Assets, which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 5.15 is being contested in good faith through appropriate proceedings. Except as set forth in Schedule 5.15, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes of the Seller associated with the Purchased Assets for any period.

                  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE V, THE PURCHASED ASSETS ARE BEING SOLD AND TRANSFERRED "AS IS, WHERE IS," AND THE SELLER IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH PURCHASED ASSETS, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

                                   ARTICLE VI

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

                  The Buyer represents and warrants to the Seller as follows:

                  VI.1. ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted. The Buyer has heretofore delivered to the Seller complete and correct copies of its Certificate of Incorporation and Bylaws (or other similar governing documents), as currently in effect.

                  VI.2. AUTHORITY RELATIVE TO THIS AGREEMENT. The Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer, and assuming that this Agreement constitutes a valid and binding agreement of the Seller, subject to the receipt of the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

                  VI.3. CONSENTS AND APPROVALS; NO VIOLATION. (a) Except as set forth in Schedule 6.3, and other than obtaining the Buyer Required Regulatory Approvals and the Seller Required Regulatory Approvals, neither the execution and delivery of this Agreement by the Buyer nor the purchase by the Buyer of the Purchased Assets pursuant to this Agreement will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws (or other similar governing documents) of the Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which the Buyer or any of its subsidiaries is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained.

                  (b) Except as set forth in Schedule 6.3 and the filings, if any, by the Buyer and the Seller required by the HSR Act (the "BUYER REQUIRED REGULATORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental or regulatory body or authority is necessary for the consummation by the Buyer of the transactions contemplated hereby.

                  VI.4. REGULATION AS A UTILITY. Except as set forth in Schedule 6.4, the Buyer is not subject to regulation as a public utility or public service company (or similar designation) by the United States, any State of the United States, any foreign country or any municipality or any political subdivision of the foregoing.

                  VI.5. AVAILABILITY OF FUNDS. The Buyer has sufficient funds available to it or has received binding written commitments from responsible financial institutions to provide sufficient funds (which commitments have been made available to the Seller) on the Closing Date to pay the Purchase Price.


                                   ARTICLE VII

                            COVENANTS OF THE PARTIES

                  VII.1. CONDUCT OF BUSINESS OF THE COMPANY. (a) Except as contemplated in this Agreement, prior to the Closing Date, without the prior written consent of the Buyer, the Seller will not with respect to the Purchased
Assets:

         (i) (x) create, incur or assume any material amount of indebtedness for money borrowed (including obligations in respect of capital leases), other than in the ordinary course of business and except for Permitted Encumbrances and indebtedness which does not create any Encumbrance on such Purchased Assets; or
(y) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except in the ordinary course of business or otherwise as required by the Project Documents;

         (ii) sell, lease (as lessor), transfer or otherwise dispose of, any of the Purchased Assets, other than assets used, consumed or replaced in the ordinary course of business consistent with good industry practice or otherwise as required by the Project Documents, and not mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of such Purchased Assets, other than Permitted Encumbrances;

         (iii) enter into or amend any real or personal property Tax agreement, treaty or settlement that would be binding upon the Buyer;

         (iv) enter into any power sales commitment that extends beyond the Closing Date; or

         (v) enter into any written or oral contract, agreement, commitment or arrangement with respect to any of the transactions set forth in the foregoing paragraphs (i) through (iv).

         (b) During the period from the date of this Agreement to the Closing Date, the Seller (i) will not amend any of the Seller's Agreements other than in the ordinary and usual course of business or with the Buyer's prior written consent, and (ii) will perform in all material respects all of its obligations in accordance with the Project Documents, including but not limited to making all required maintenance and capital expenditures as such performance is due.

         (c) In connection with any action to be taken relating to Seabrook Station in their respective capacities as owners in common of Seabrook Station under the Project Documents, the Seller and the Buyer, during the period from the date of this Agreement to the Closing Date, shall consult with each other prior to the taking of such action and shall consider the views of the other party with respect to such action and the effect thereof on the transactions contemplated by this Agreement in making a decision with respect to the action to be taken. In taking any such action, the Seller shall act consistently with the reasonable requests of the Buyer; PROVIDED, HOWEVER, that nothing in this
Section 7.1(c) shall require the Seller to act in any manner contrary to its reasonable business interests.

                  VII.2. ACCESS TO INFORMATION. (a) Between the date of this Agreement and the Closing Date, the Seller will, during ordinary business hours and upon reasonable notice (i) give the Buyer and the Buyer Representatives reasonable access to all its books and records relating to the Purchased Assets;
(ii) permit the Buyer to make such reasonable inspections thereof as the Buyer may reasonably request; (iii) furnish the Buyer, at the Buyer's expense, with such financial and operating data and other information in the Seller's possession with respect to the Purchased Assets as the Buyer may from time to time reasonably request; (iv) furnish the Buyer, at the Buyer's expense, a copy of each material report, schedule or other document filed or received by it with respect to the Purchased Assets with the SEC, MDTE, RIPUC, NHPUC, NRC or FERC; PROVIDED, HOWEVER, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Purchased Assets, (B) the Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege and (C) the Seller need not supply the Buyer with any information which the Seller is under a legal obligation not to supply. Notwithstanding anything in this Section 7.2 to the contrary, (i) the Seller will only furnish or provide such access to personnel and medical records, computer or hard copy, as is required by law, and (ii) the Buyer shall not have the right to perform or conduct any environmental sampling or testing at, in, on, or underneath the Purchased Assets.

                  (b) All information furnished to or obtained by the Buyer and the Buyer Representatives pursuant to this Section 7.2 shall be subject to the provisions of the Confidentiality Agreement and shall be treated as "Proprietary Information" (as defined in the Confidentiality Agreement).

                  (c) For a period of seven (7) years after the Closing Date, the Seller and its representatives shall have reasonable access to all of the books and records of the Purchased Assets transferred to the Buyer hereunder to the extent that such access may reasonably be required by the Seller in connection with matters relating to or affected by the ownership of the Purchased Assets prior to the Closing Date. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours. The Seller shall be solely responsible for any costs or expenses incurred by them pursuant to this Section 7.2(c). If the Buyer shall desire to dispose of any such books and records prior to the expiration of such seven-year period, the Buyer shall, prior to such disposition, give the Seller a reasonable opportunity at the Seller's expense, to segregate and remove such books and records as the Seller may select.

                  VII.3. EXPENSES. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses.

                  VII.4. FURTHER ASSURANCES. (a) Subject to the terms and conditions of this Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the sale of the Purchased Assets pursuant to this Agreement. Notwithstanding anything in the previous sentence to the contrary, the Seller and the Buyer shall use their commercially reasonable efforts to obtain all Permits necessary for the Buyer to own the Purchased Assets. From time to time after the date hereof, without further consideration, the Seller will, at its own expense, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order to more effectively vest in the Buyer the Seller's title to the Purchased Assets. From time to time after the date hereof, the Buyer will, at its own expense, execute and deliver such documents to the Seller as the Seller may reasonably request in order to more effectively consummate the sale of the Purchased Assets pursuant to this Agreement.

                  (b) In the event that any Purchased Assets shall not have been conveyed to the Buyer at the Closing, the Seller shall use its best efforts to convey such asset to the Buyer as promptly as is practicable after the Closing. This assurance shall not constitute a waiver of any condition to the Buyer's obligation set forth in Section 8.1.

                  (c) To the extent that the Seller's rights under any Project Document may not be assigned without the consent of another Person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. The Seller and the Buyer agree that if any consent to an assignment of any Project Document shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer's rights and obligations under the Project Document in question so that the Buyer would not in effect acquire the benefit of all such rights and obligations, the Seller, to the maximum extent permitted by law and such Project Document, shall after the Closing appoint the Buyer to be the Seller's agent with respect to such Project Document, and the Seller shall, to the maximum extent permitted by law and such Project Document, enter into such reasonable arrangements with the Buyer as are necessary to provide the Buyer with the benefits and obligations of such Project Document. The Seller and the Buyer shall cooperate and shall each use their commercially reasonable efforts after the Closing to obtain an assignment of any such Project Document to the Buyer.

                  VII.5. PUBLIC STATEMENTS. The parties shall consult with each other prior to issuing any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement, statement or other disclosure prior to such consultation, except as may be required by law and except that the parties may make public announcements, statements or other disclosures with respect to this Agreement and the transactions contemplated hereby to the extent and under the circumstances in which the parties are expressly permitted by the Confidentiality Agreement to make disclosures of "Proprietary Information" (as defined in the Confidentiality Agreement).

                  VII.6. CONSENTS AND APPROVALS. (a) The Seller and the Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. The parties shall consult with each other as to the appropriate time of filing such notifications and shall use their best efforts to make such filings at the agreed upon times, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after each date of filing.

                  (b) The Seller and the Buyer shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all commercially reasonable efforts to obtain the transfer or reissuance to the Buyer of all necessary Transferable Permits, if any, consents, approvals and authorizations of all governmental bodies and (iv) use all commercially reasonable efforts to obtain all necessary consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which the Seller or the Buyer is a party or by which any of them is bound. The Buyer shall use its best efforts to obtain from the NRC its approval of the transactions contemplated by this Agreement and the Decommissioning Funding Agreement. The Seller shall have the right to review and approve in advance all characterizations of the information relating to Purchased Assets, and each of the Seller and the Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby.

                  VII.7. FEES AND COMMISSIONS. The Seller and the Buyer each represent and warrant to the other that, except for Salomon Brothers, Inc. and Reed Consulting Group, who are acting for and at the expense of the Seller, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transaction contemplated hereby by reason of any action taken by the party making such representation. The Seller and the Buyer will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than as described above) incurred by reason of any action taken by such party.

                  VII.8. TAX MATTERS. (a) All New Hampshire transfer and sales taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne equally by the Buyer and Seller, as set forth in RSA 78-B, and the Buyer, at its own expense, will file, to the extent required by applicable law, all necessary Tax Returns and other documentation with respect to all such transfer or sales taxes, and, if required by applicable law, the Seller will join in the execution of any such Tax Returns or other documentation. Prior to the Closing Date, the Seller will provide to the Buyer, to the extent possible, an appropriate certificate of no Tax due from each applicable taxing authority. Except as provided in the preceding sentence and in
Section 3.4 of this Agreement, Buyer shall have no liability for any other Tax arising in connection with Seller's sale of the Purchased Assets pursuant to this Agreement.

                  (b) With respect to Taxes to be prorated in accordance with
Section 3.4 of this Agreement only, the Buyer shall prepare and timely file all Tax Returns required to be filed with respect to the Purchased Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. The Buyer's preparation of any such Tax Returns shall be subject to the Seller's approval, which approval shall not be unreasonably withheld. The Buyer shall make such Tax Returns available for the Seller's review and approval no later than 25 Business Days prior to the due date for filing such Tax Return. Within twenty (20) Business Days after receipt of such Tax Return, the Seller shall pay to the Buyer their proportionate share of the amount shown as due on such Tax Return determined in accordance with the Section 3.4 of this Agreement.

                  (c) Each of the Buyer and the Seller shall provide the other with such assistance as may reasonably be requested by the other party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Any information obtained pursuant to this Section 7.8(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

                  VII.9. SUPPLEMENTS TO SCHEDULES. Prior to the Closing Date the Seller shall supplement or amend the Schedules required by Section 2.4 and
Article V with respect to any matter relating to the Purchased Assets hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedules. No supplement or amendment of any Schedule made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the parties agree thereto in writing.

                  VII.10. RISK OF LOSS. (a) From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Purchased Assets shall be borne by the Seller.

                  (b) If, before the Closing Date, all or any portion of the Purchased Assets are taken by eminent domain (or are the subject of a pending or, to the knowledge of the Seller, contemplated taking which has not been consummated), the Seller shall notify the Buyer promptly in writing of such fact. If such taking would have a Material Adverse Effect, the Buyer and the Seller shall negotiate in good faith to settle the loss resulting from such taking (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transaction contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Seller's having notified the Buyer of such taking, then the Buyer or the Seller may terminate this Agreement pursuant to Section 10.1(f).

                  (c) If before the Closing Date all or any material portion of the Purchased Assets are damaged or destroyed by fire or other casualty, the Seller shall notify the Buyer promptly in writing of such fact. If such damage or destruction would have a Material Adverse Effect and the Seller has not notified the Buyer of its intention to cure such damage or destruction within fifteen (15) days after its occurrence, the Buyer and the Seller shall negotiate in good faith to settle the loss resulting from such casualty (including, without limitation, by making a fair and equitable adjustment to the Purchase Price) and, upon such settlement, consummate the transactions contemplated by this Agreement pursuant to the terms of this Agreement. If no such settlement is reached within sixty (60) days after the Seller's having notified the Buyer of such casualty, then the Buyer or the Seller may terminate this Agreement pursuant to Section 10.1(f).

                                  ARTICLE VIII

                       PURCHASED ASSETS CLOSING CONDITIONS

                  VIII.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE PURCHASE TRANSACTIONS. The respective obligations of each party to effect the sale of the Purchased Assets shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                  (a) The waiting period under the HSR Act applicable to the consummation of the sale of the Purchased Assets contemplated hereby shall have expired or been terminated;

                  (b) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents or which the parties agree is reasonably likely to prevent the consummation of the sale of the Purchased Assets contemplated hereby shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or governmental agency in the United States which prohibits the consummation of the sale of the Purchased Assets;

                  (c) All federal, state and local government consents and approvals required for the consummation of the sale of the Purchased Assets, including, without limitation, the Seller Required Regulatory Approvals applicable to the sale of the Purchased Assets and the Buyer Required Regulatory Approvals applicable to the sale of the Purchased Assets, shall have been obtained or become Final Orders (a "FINAL ORDER" means a final order after all opportunities for rehearing are exhausted and no appeal thereof is pending) with such terms and conditions as shall have been imposed by the governmental entity issuing such Final Order unless the failure to obtain such consent or approval would not result in a Material Adverse Effect; and

                  (d) All consents and approvals for the consummation of the sale of the Purchased Assets contemplated hereby required under the terms of any note, bond, mortgage, indenture, contract or other agreement to which the Seller or the Buyer, or any of their subsidiaries, are a party shall have been obtained, other than those which if not obtained, would not, in the aggregate, have a Material Adverse Effect.

                  VIII.2. CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligation of the Buyer to effect the sale of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                  (a) There shall not have occurred and be continuing a Material Adverse Effect;

                  (b) The Seller shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement which relate to the Purchased

Assets and are required to be performed and complied with by the Seller on or prior to the Closing Date, and the representations and warranties of the Seller which relate to the Purchased Assets and are set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

                  (c) There shall be no Encumbrances on the Purchased Assets by virtue of the Indenture;

                  (d) The Buyer shall have received certificates from authorized officers of the Seller, dated the Closing Date, to the effect that, to the best of such officers' knowledge, the conditions set forth in Sections 8.2(a), (b) and (c) have been satisfied;

                  (e) Seabrook Station shall, on the Closing Date, be in normal, full power operation;

                  (f) The Buyer shall have obtained an order, to its reasonable satisfaction, from the FERC determining that following its purchase of the Purchased Assets pursuant to this Agreement the Buyer will be an Exempt Wholesale Generator in accordance with Section 32 of the Holding Company Act and 18 CFR ss.365; and

                  (g) The Buyer shall have received an opinion from McDermott, Will & Emery, counsel for the Seller, dated the Closing Date and satisfactory in form and substance to the Buyer and its counsel, substantially to the effect that:

                  (1) the Seller is a corporation organized, existing and in good standing under the laws of its state of incorporation and has the corporate power and authority to execute and deliver this Agreement and those Ancillary Agreements which relate to the Purchased Assets and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the sale of the Purchased Assets contemplated hereby have been duly authorized by all requisite corporate action taken on the part of such Seller;

                  (2) this Agreement and those Ancillary Agreements which relate to the Purchased Assets have been executed and delivered by Seller and (assuming that the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approvals are obtained) are valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefore may be brought;

                  (3) the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller will (i) not constitute a violation of its Certificate of Incorporation or Bylaws (or similar governing documents), and (ii) to such counsel's knowledge, violate or conflict with, or result in a default under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Seller or any of the Purchased Assets is bound;

                  (4) the Bill of Sale, the Assignment and other documents described in Section 4.3 are in proper form to transfer to the Buyer title to the Purchased Assets in accordance with this Agreement; and

                  (5) no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by such Seller of the Closing other than (i) the Seller Required Regulatory Approvals, all of such Seller Required Regulatory Approvals which are applicable to the sale of the Purchased Assets hereunder having been obtained and being in full force and effect with such terms and conditions as shall have been imposed by any applicable governmental authority, and (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, would not, in the aggregate have a Material Adverse Effect.

                  As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States or the laws of Massachusetts, such counsel may rely upon opinions of counsel admitted in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of fact upon certificates furnished by the Seller and appropriate officers and directors of the Seller and by public officials.

                  VIII.3. CONDITIONS TO OBLIGATIONS OF THE SELLER. The obligation of the Seller to effect the sale of the Purchased Assets contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

                  (a) The Buyer shall have performed in all material respects its covenants and agreements contained in this Agreement which relate to the Purchased Assets and are required to be performed on or prior to the Closing Date;

                  (b) The representations and warranties of the Buyer which relate to the Purchased Assets and are set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date;

                  (c) The Seller shall have received a certificate from an authorized officer of the Buyer, dated the Closing Date, to the effect that, to the best of such officer's knowledge, the conditions set forth in Sections 8.3(a) and (b) have been satisfied;

                  (d) The FERC shall have approved the Stipulations and Agreements filed in FERC Docket No. ER97-3127-000 by and between the Office of the Attorney General of Massachusetts, the Massachusetts Division of Energy Resources, Eastern Edison Company and Montaup Electric Company, dated October 29, 1997; Docket No. ER97-2800-000 by and between the RIPUC, the Rhode Island Division of Public Utilities and Carriers, Blackstone Valley Electric Company, Montaup Electric Company and Newport Electric Corporation; Docket No. ER97-3127-000 and ER97-2800-000 between Montaup Electric Company and the Pascoag Fire District of Rhode Island; Docket No. ER97-3127-000 and ER97-2800-000 between Montaup Electric Company and the Gas and Electric Department of the Town of Middleborough; and Docket No. ER97-2338-000 between Montaup Electric Company and the Taunton Municipal Lighting Plant, Pascoag Fire District of Rhode Island and the Gas and Electric Department of the Town of Middleborough; and said Stipulations and Agreements shall be and shall continue to be in full force and effect;

                  (e) All Seller Required Regulatory Approvals and all other consents and approvals required of the Seller to consummate the transactions contemplated by this Agreement shall have been obtained (providing, upon terms and conditions satisfactory to the Seller, for full recovery of all costs incurred by the Seller in satisfying its obligations under the Decommissioning Funding Agreement) and be in full force and effect; and

                  (f) The Seller shall have received an opinion from McLane, Graf, Raulerson & Middleton Professional Association, counsel for the Buyer, dated the Closing Date and satisfactory in form and substance to the Seller and their counsel, substantially to the effect that:

                  (1) the Buyer is a corporation organized, existing and in good standing under the laws of the State of New Hampshire and has the corporate power and authority to execute and deliver this Agreement and those Ancillary Agreements which relate to the Purchased Assets and to consummate the transactions contemplated hereby; and the execution and delivery of this Agreement and such Ancillary Agreements and the consummation of the sale of the Purchased Assets contemplated hereby have been duly authorized by all requisite corporate action taken on the part of the Buyer;

                  (2) this Agreement and those Ancillary Agreements which relate to the Purchased Assets have been executed and delivered by the Buyer and (assuming that the Seller Required Regulatory Approvals and the Buyer Required Regulatory Approval are obtained) are valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, except (A) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (B) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceeding therefore may be brought;

                  (3) the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer will not (i) constitute a violation of its Certificate of Incorporation or Bylaws on the Closing Date (or other similar governing documents) and (ii), to such counsel's knowledge, violate or conflict with, or result in a default under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Buyer or any of the Purchased Assets is bound;

                  (4) the Instrument of Assumption and other instruments described in Section 4.4 are in proper form for the Buyer to assume the Assumed Liabilities in accordance with this Agreement; and

                  (5) no declaration, filing or registration with, or notice to, or authorization, consent or approval of any governmental authority is necessary for the consummation by the Buyer of the Closing other than the Buyer Required Regulatory Approvals, all of such Buyer Required Regulatory Approvals which are applicable to the sale of the Purchased Assets hereunder having been obtained and being in full force and effect with such terms and conditions as shall have been imposed by any applicable governmental authority.

                  As to any matter contained in such opinion which involves the laws of any jurisdiction other than the federal laws of the United States and the laws of New Hampshire, such counsel may rely upon opinions of counsel admitted to practices in such other jurisdictions. Any opinions relied upon by such counsel as aforesaid shall be delivered together with the opinion of such counsel. Such opinion may expressly rely as to matters of facts upon certificates furnished by appropriate officers and directors of the Buyer and its subsidiaries and by public officials.


                                   ARTICLE IX

                                 INDEMNIFICATION

                  IX.1. INDEMNIFICATION. (a) The Seller will indemnify, defend and hold harmless the Buyer from and against any and all claims, demands or suits (by any Person), losses, liabilities, damages (including consequential or special damages), obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith) (each, an "INDEMNIFIABLE LOSS"), asserted against or suffered by the Buyer relating to, resulting from or arising out of (i) any breach by the Seller of any covenant or agreement of the Seller contained in this Agreement, (ii) the Excluded Liabilities or (iii) any breach by the Seller of its representations or warranties hereunder.

                  (b) The Buyer will indemnify, defend and hold harmless the Seller from and against any and all Indemnifiable Losses asserted against or suffered by the Seller relating to, resulting from or arising out of (i) any breach by the Buyer of any covenant or agreement of the Buyer contained in this Agreement, (ii) the Assumed Liabilities or (iii) any breach by the Buyer of its representations and warranties hereunder.

                  (c) Any person entitled to receive indemnification under this Agreement (an "INDEMNITEE") having a claim under these indemnification provisions shall make a good faith effort to recover all losses, damages, costs and expenses from insurers of such Indemnitee under applicable insurance policies so as to reduce the amount of any Indemnifiable Loss hereunder. The amount of any Indemnifiable Loss shall be reduced (i) to the extent that Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss and (ii) to take into account any net Tax benefit recognized by the Indemnitee arising from the recognition of the Indemnifiable Loss and any payment actually received with respect to an Indemnifiable Loss.

                  (d) The expiration, termination or extinguishment of any covenant or agreement shall not affect the parties' obligations under this
Section 9.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the "INDEMNIFYING PARTY") with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment.

                  (e) The rights and remedies of the Seller and the Buyer under this Article IX are exclusive and in lieu of any and all other rights and remedies which the Seller and the Buyer may have under this Agreement or otherwise for monetary relief with respect to (i) any breach of any covenant or agreement set forth in this Agreement, (ii) the Assumed Liabilities or the Excluded Liabilities, as the case may be or (iii) any breach of any representation or warranty hereunder.

                  IX.2. DEFENSE OF CLAIMS. (a) If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any Affiliate of a party to this Agreement (a "THIRD PARTY CLAIM") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail and will indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, and the Indemnitee will cooperate in good faith in such defense at such Indemnitee's own expense.

                  (b) If within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in the last sentence of Section 9.2(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; PROVIDED, HOWEVER, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable expenses thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party will give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnitee may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer, plus reasonable costs and expenses paid or incurred by the Indemnitee up to the date of such notice.

                  (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "DIRECT CLAIM") will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event not later than six (6) months after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party will have a period of six (6) month within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such six
(6) months period, the Indemnifying Party will be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its rights to indemnification under this Agreement.

                  (d) If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof at the prime rate then in effect of the Bank of Boston, N.A.), will promptly be repaid by the Indemnitee to the Indemnifying Party. Upon making any indemnity payment, the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnitee against any third party in respect of the Indemnifiable Loss to which the indemnity payment relates; provided, however, that (i) the Indemnifying Party will then be in compliance with its obligations under this Agreement in respect of such Indemnifiable Loss and (ii) until the Indemnitee recovers full payment of its Indemnifiable Loss, any and all claims of the Indemnifying Party against any such third party on account of said indemnity payment is hereby made expressly subordinated and subjected in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Indemnitee and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights. Nothing in this Section 9.2(d) shall be construed to require any party hereto to obtain or maintain any insurance coverage.

                  (e) A failure to give timely notice as provided in this
Section 9.2 will not affect the rights or obligations of any party hereunder except if, and only to the extent that, as a result of such failure, the party which was entitled to receive such notice was actually prejudiced as a result of such failure.


                                    ARTICLE X

                           TERMINATION AND ABANDONMENT

                  X.1. TERMINATION. (a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of the Seller and the Buyer.


                  (b) This Agreement may be terminated by the Seller or the Buyer if the Closing has not occurred on or before nine (9) months from the date the transactions contemplated by this Agreement are submitted to the NRC for its approval (the "TERMINATION DATE"); PROVIDED that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and PROVIDED, FURTHER, that if on the date that is nine (9) months from the date of such submission the conditions to the Closing set forth in Section 8.1(c) or 8.2
(e) shall not have been fulfilled but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be the day which is fifteen (15) months from the date of such submission.

                  (c) This Agreement may be terminated by either the Seller or the Buyer if (i) any governmental or regulatory body, the consent of which is a condition to the obligations of the Seller or the Buyer to consummate the Closing shall have determined not to grant its or their consent and all appeals of such determination shall have been taken and have been unsuccessful, (ii) one or more courts of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise



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

prohibiting the Closing, and such order, judgment or decree shall have become final and nonappealable or (iii) any statute, rule or regulation shall have been enacted by any State or federal government or governmental agency in the United States which prohibits the consummation of the Closing.

                  (d) This Agreement may be terminated by the Buyer, if there has been a material violation or breach by the Seller of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Buyer to effect the Closing impossible and such violation or breach has not been waived by the Buyer.

                  (e) This Agreement may be terminated by the Seller, if there has been a material violation or breach by the Buyer of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Seller to effect the Closing impossible and such violation or breach has not been waived by the Seller.

                  (f) This Agreement may be terminated by either of the Seller or the Buyer in accordance with the provisions of Section 7.10(b) or (c).

                  X.2. PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by either or both of the parties pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                  (a) subject to Section 9.1(e), said termination shall be the sole remedy of the parties hereto with respect to breaches of any agreement, representation or warranty contained in this Agreement and none of the parties hereto nor any of their respective trustees, directors, officers or Affiliates, as the case may be, shall have any other liability or further obligation to the other party or any of their respective trustees, directors, officers or Affiliates, as the case may be, pursuant to this Agreement, except in each case as stated in this Section 10.2 and in Sections 7.2(b), 7.3 and 7.7;

                  (b) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made; and

                  (c) if a termination of this Agreement occurs as a result of the failure of the NRC to approve the transactions contemplated by this Agreement and the Decommissioning Funding Agreement as set forth herein and therein primarily based upon a determination that adequate funding for Decommissioning Obligations is not provided for, the Buyer shall pay to


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

the Seller within ten (10) days of the Seller's written demand therefor, accompanied by reasonable supporting documentation, all reasonable, out-of-pocket costs and expenses, not to exceed $500,000, paid or incurred by the Seller during the period from the date of this Agreement to the date of such termination in connection with the Seller's efforts to consummate the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that no such costs or expenses of any Person for investment banking services shall be payable by the Buyer without the prior consent of the Buyer. The Buyer shall have the right to perform a reasonable audit of the Seller's books and records with respect to such costs and expenses.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

                  XI.1. AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Seller and the Buyer.

                  XI.2. WAIVER OF COMPLIANCE; CONSENTS. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                  XI.3. NO SURVIVAL. Subject to the provisions of Section 10.2, each and every representation, warranty and covenant contained in this Agreement (other than the covenants contained in Sections 3.2, 7.2(b), 7.3, 7.4, 7.7, and
7.8 and in Articles IX and X (which covenants shall survive indefinitely), the representations contained in Article V (which shall survive for eighteen (18) months for the Closing) and the provisions of this Article XI (which shall survive indefinitely)) shall expire with, and be terminated and extinguished by, the consummation of the sale of the Purchased Assets and the transfer of the Assumed Liabilities related thereto pursuant to this Agreement and shall not survive the Closing Date; and none of the Seller, the Buyer or any officer, director, trustee or Affiliate of any of them shall be under any liability whatsoever with respect to any such representation, warranty or covenant.



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

                  XI.4. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, telexed or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; PROVIDED that notices of a change of address shall be effective only upon receipt thereof):

                  (a)  If to the Seller, to:

                             c/o EUA Services Corporation
                             750 West Center Street
                             West Bridgewater, MA 02379
                             Facsimile: (508) 559-6125
                             Attention: Kevin Kirby
                                        Vice President

                             with a copy to:

                             McDermott, Will & Emery
                             75 State Street
                             Suite 1700
                             Boston, MA 62109-1807
                             Facsimile: (617) 345-5077
                             Attention: David A. Fazzone, P.C.

                  (b)  if to the Buyer, to:

                             Great Bay Power Corporation
                             Cocheco Falls Millworks
                             100 Main Street, Suite 201
                             Dover, NH 03820
                             Facsimile: (603) 742-3223

                             Attention: Frank W. Getman, Jr.
                                        President and Chief Executive Officer

                             with a copy to:

                             McLane, Graf, Raulerson & Middleton
                             Professional Association
                             900 Elm Street, Box 326
                             Manchester, NH 03105-0326
                             Facsimile: (603) 625-5650
                             Attention: Richard A. Samuels, Esq.



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

                  XI.5. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law without the prior written consent of the other party, nor is this Agreement intended to confer upon any other Person except the parties hereto any rights or remedies hereunder; provided, however, that the Buyer may assign in whole this Agreement and its rights, interests and obligations hereunder to a wholly-owned Subsidiary of the Buyer or BayCorp Holdings, Ltd. (an "ELIGIBLE ASSIGNEE") upon written notice to the Seller and execution and delivery to the Seller of a guaranty of such Eligible Assignee's obligations hereunder substantially in the form of Exhibit G hereto.

                  XI.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (regardless of the laws that might otherwise govern under applicable Massachusetts principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

                  XI.7. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  XI.8. INTERPRETATION. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

                  XI.9. SCHEDULES AND EXHIBITS. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

                  XI.10. ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement, and the Ancillary Agreements, including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. It is expressly acknowledged and agreed that there are no restrictions, promises, representations, warranties, covenants or undertakings contained in any material made available to the Buyer pursuant to the terms of the Confidentiality Agreement (including the Information Memorandum, dated July, 1997, previously made available to the Buyer by the Seller and Salomon Brothers Inc). This Agreement supersedes all prior agreements and understandings between the parties with respect to such transactions other than the Confidentiality Agreement.


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

                  XI.11. BULK SALES OR TRANSFER LAWS. The Buyer acknowledges that the Seller will not comply with the provision of any bulk sales or transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. The Buyer hereby waives compliance by the Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.







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




                  IN WITNESS WHEREOF, the Seller and the Buyer have caused this agreement to be signed by their respective duly authorized officers as of the date first above written.

                                            MONTAUP ELECTRIC COMPANY


                                            By: /s/ Kevin A. Kirby
                                                --------------------------------
                                            Name: Kevin A. Kirby
                                            Title: Vice President



                                            GREAT BAY POWER CORPORATION


                                            By: /s/ Frank W. Getman, Jr.
                                                --------------------------------
                                            Name: Frank W. Getman, Jr.
                                            Title: President and Chief
                                                     Executive Officer







                                       39